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                                GOLD KIST INC.
                     RATIO OF NET MARGINS TO FIXED CHARGES
                    For the Five Years Ended June 25, 1994
                         (Dollar Amounts in Thousands)
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
                                            1990     1991     1992     1993     1994
                                            ----     ----     ----     ----     ----
Fixed Charges:
  Debt interest                           18,106   18,437   18,838   17,163   13,924
  Interest portion of rents                2,325    3,703    5,334    5,189    5,390
  Interest decrease (see below)               --       --       --
                                         -------  -------  -------  -------  -------

    Total                                 20,431   22,140   24,172   22,352   19,314
                                         =======  =======  =======  =======  =======

Margins (loss) before income taxes,
 minority interest, and cumulative
 effect of change in accounting
 principle                                56,319   49,905   (4,041)  43,692   50,074

Deduct: Equity in Gain (Loss) of less than
        50% owned affiliates               8,284   24,985    8,732    5,593   (1,563)
Add: Earnings distributed by less than
        50% owned partnership                 --    8,284   22,695   11,404    1,770
Deduct: Interest decrease (see below)         --       --       --       --       --
                                         -------  -------  -------  -------  -------
                                         $58,035  $33,204  $ 9,922  $49,503  $53,407
Fixed charges                             20,431   22,140   24,172   22,352   19,314
                                         -------  -------  -------  -------  -------
    Subtotal                              78,466   55,344   34,094   71,855   72,721
Divided by fixed charges                  20,431   22,140   24,172   22,352   19,314
                                         -------  -------  -------  -------  -------
    Ratio                                   3.84     2.50     1.41     3.21     3.77
                                         =======  =======  =======  =======  =======
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